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LAMAR ADVERTISING COMPANY COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR
11% SENIOR SECURED NOTES


        BATON ROUGE -- (BUSINESS WIRE) -- October 17, 1996 -- Lamar Advertising Company announced today that it has commenced a tender offer for all of its $100,000,000 in outstanding 11% Senior Secured Notes due May 15, 2003, together with a consent solicitation to effect certain amendments to the indenture under which the Notes were issued.

        The tender offer price is calculated based upon a yield to the earliest redemption date of the Notes equal to 100 basis points over the yield on the 6-1/8% U.S. Treasury Note due May 15, 1998 as of 2:00 p.m., New York City time, on the third business day immediately preceding the expiration date of the tender offer, less a payment of $5.00 per $1,000 principal amount of Notes validly tendered, which is equal to the consent payment referred to below. For illustration purposes only, if calculated based on a yield on October 16, 1996 on the referenced U.S. Treasury Note, the tender offer yield and purchase price per $1,000 Note for settlement on October 22, 1996 would be 6.83% and $1,109.27, respectively. Such purchase price includes a $5.00 per $1,000 Note consent payment. In conjunction with the tender offer, Lamar is soliciting consents to effect certain amendments to the Note indenture, including the elimination of substantially all of the restrictive covenants, the release of subsidiaries of Lamar from their obligations as guarantors of the Notes and the release of the collateral securing the Notes. Holders of outstanding Notes who provide consents to the proposed amendments pursuant to the terms of the consent solicitation will receive a consent payment equal to $5.00 per $1,000 principal amount of Notes. Smith Barney Inc. is dealer manager for the tender offer and consent solicitation, and MacKenzie Partners Inc. is the information agent.

        The tender offer expires at 12:00 midnight, New York City time, on November 15, 1996, unless extended. To receive a consent payment, holders must provide their consents to the proposed amendments by the date that is one business day following the announcement (by press release) of the occurrence of the "consent achievement date." The consent achievement date will be October 30, 1996, if on such date the company has received consents to the proposed amendments from holders representing a majority in principal amount of the outstanding Notes (as is necessary under the indenture for the proposed amendments to become effective), or such later date on which the company first receives consents from holders representing a majority in principal amount of the outstanding Notes.

        Lamar intends to pay the aggregate consideration due in connection with the tender offer and consent solicitation with credit facility borrowings, the net proceeds of private or public debt or equity issuances or with some combination of these forms of financing. In this connection, the company is negotiating a new bank credit agreement which would increase the bank lending commitment from approximately $75 million to between $200 million and $250 million and may provide for additional borrowing. Lamar is also planning to issue $200 million to $250 million of new debt securities, which would be subordinated to borrowings under the new credit agreement. Additionally, the company is planning to raise between $65 million and $85 million through sales of its Class A Common Stock. Public offers of such debt and
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equity securities would only be made by means of a prospectus.  In addition to financing the tender offer and consent solicitation, the company intends to use any proceeds from such sources to pay the purchase price of the previously announced acquisitions of FKM Advertising Co., Inc. for approximately $40 million and Outdoor East, L.P. for approximately $60 million. Lamar intends to use remaining amounts for future acquisitions, including a possible acquisition currently being negotiated which is somewhat larger than the Outdoor East acquisition.

CONTACT:        Lamar Advertising Company
                Keith Istre, (504) 926-1000
                                or
                MacKenzie Partners Inc.
                Mark H. Harnett, (212) 929-5877
                                or
                Smith Barney Inc.
                Paul Galant, (800) 655-4811